Exhibit 5.1

December 3, 2020

Plymouth Industrial REIT, Inc.

20 Custom House Street, 11th Floor

Boston, Massachusetts 02110

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), reserved for issuance pursuant to the Second Amended and Restated 2014 Equity Incentive Plan (the “Plan”).  As the Company’s legal counsel, we have reviewed the actions taken and are familiar with the actions proposed to be taken by the Company in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

Based upon, and subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and (iii) receipt by the Company of the consideration for the Shares in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement, and we further consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn  LLP

WINSTON & STRAWN LLP